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                    March 8, 2022

       Brian Mitts
       Chief Financial Officer
       VineBrook Homes Trust, Inc.
       2515 McKinney Avenue, Suite 1100
       Dallas, TX 75201

                                                        Re: VineBrook Homes
Trust, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed April 30,
2021
                                                            File No. 000-56274

       Dear Mr. Mitts:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction